EXHIBIT 6

WAIVER

THIS WAIVER ("Waiver") is made and entered on May 7, 2012 by and between Web.com Group, Inc., a Delaware corporation (the "Company") and GA-NWS Investor LLC, a Delaware limited liability company ("GA Investor").

A.           The Company and GA Investor are parties to that certain Stockholder Agreement, dated as of October 27, 2011, by and among the Company, NWS Holdings LLC (f.k/a Net Sol Holdings LLC), a Delaware limited liability company, and the entities listed on Exhibit A thereto, as amended (the "Agreement"). All capitalized terms used herein without defmition shall have the meanings ascribed to them in the Agreement.

B.           Pursuant to Section 3.1(a)(ii) of the Agreement, during the period from the date that is six (6) months after the date of the Closing until the date that is one (1) year after the date of the Closing, each Stockholder is restricted from making any disposition of more than an aggregate of twentyfive percent (25%) of the Shares and Registrable Securities held by such Stockholder as of October 27, 2011 (with such restriction referred to as the "Resale Restriction").

C.           Pursuant to Section 5. 6 of the Agreement, the Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under the Agreement may be waived, only upon the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities. As of the date hereof, GA Investor holds a majority of the outstanding Registrable Securities.

D.           The Company has agreed to waive the Resale Restriction in connection with a proposed public offering of the Registrable Securities by certain Stockholders pursuant to the Company's Registration Statement on Form S-3 (Registration Statement No. 333-179553), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on February 16, 2012, as amended on March 13, 2012, May 2, 2012 and May 4, 2012 and declared effective by the Commission on May 7, 2012 (the "Registration Statement") and the related resale prospectus included in the Registration Statement (the "Base Prospectus"), and the prospectus supplement relating to the Registrable Securities initially filed with the Commission pursuant to Rule 424(b) promulgated under the Act on or about May 7, 2012 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus").

NOW, THEREFORE, the parties agree as follows:

1.           The Company hereby waives the Resale Restriction, set forth in Section 3.1(a)(ii) of the Agreement, for the following Stockholders in connection with a proposed public offering of Registrable Securities by such Stockholders pursuant to the Registration Statement and the Prospectus:

NWS Holdings LLC
GA-NWS Investor LLC

2.           For avoidance of doubt, this Waiver only applies to those Registrable Securities proposed to be offered pursuant to the Prospectus Supplement. Any future public offering of Registrable Securities by such Stockholders pursuant to the Registration Statement remain subject to any and all restrictions and obligations in the Agreement.

3.           This Waiver and all actions (whether in contract or in tort) based on, arising out of or relating to this Waiver shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

4.           This Waiver may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Waiver is effective as of the date set forth above.

WEB.COM GROUP, INC.

By:	/s/ Matthew P. McClure
Name: Matthew P. McClure
Title: Secretary

Acknowledged and Agreed:

GA-NWS INVESTOR LLC

By:	/s/ Christopher G. Lanning
Name: Christopher G. Lanning
Title: Secretary